Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2014 with respect to the financial statements and financial highlights of HMS Income Fund, Inc. and our report dated March 17, 2014 with respect to the Senior Securities table of HMS Income Fund, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Senior Securities” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas
April 24, 2014